EXHIBIT 10.9

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[ * * * ]".

         THIS AGREEMENT made as of January 1, 1998 between RALPH LAUREN HOME COLLECTION, INC., with offices at 103 Foulk Road, Wilmington, Delaware, 19899 ("RLHC"), and WESTPOINT STEVENS, INC., with a principal place of business at 1185 Avenue of the Americas, New York, New York 10036 ("Company").

                                                 WITNESSETH:

         WHEREAS, RLHC is a subsidiary of PRL USA Holdings, Inc., a Delaware corporation ("Polo"); and

         WHEREAS, Polo owns, and RLHC is the exclusive licensee of the rights to use, the "Licensed Marks", hereinafter defined, in connection with the manufacture and sale in the United States of certain items of home furnishings, including the "Licensed Products", hereinafter defined; and

         WHEREAS, Company desires to obtain, and RLHC is willing to grant, an exclusive sublicense, to use the Licensed Marks in connection with the manufacture and sale of Licensed Products in the United States;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings hereinafter set forth, the parties hereto agree as follows:

         1.  Definitions.  As used in this Agreement, the term:

         1.1. "Licensed Products" shall mean those items listed on Schedule A attached hereto, all bearing the Licensed Marks, hereinafter defined.

         1.2. "Licensed Marks" shall only the trademarks "Ralph Lauren Home Collection", "Ralph Lauren", "Ralph (Polo Player Design) Lauren", and the representation of the Polo Player Design, and unless the context indicates otherwise, all of such trademarks, and only such other trademarks as RLHC may, from time to time at its sole discretion, specifically authorize for use by Company. Polo shall have the sole right to determine which trademark shall be used in connection with each particular Licensed Product. From time to time RLHC may authorize Company to manufacture and distribute products bearing the Licensed Marks not expressly listed in Schedule A hereto. Absent an agreement with respect to such products signed by RLHC and Company, all such products shall be deemed Licensed Products for all purposes hereunder; provided, however, that Company's rights with respect to such products (i) shall be non-exclusive and (ii) may be terminated by Company upon 90 days written notice.

         1.3. "Territory" shall mean the United States of America, Canada and Mexico; provided, however, that (i) Company may sell Licensed Products in Mexico solely through RLHC's exclusive distributor in Mexico or as otherwise specifically authorized




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in advance by RLHC and (ii) Company shall have no right to sell any Licensed
Products directly, and RLHC shall be free to sell or authorize the sale of Licensed Products, to hotels, motels and other lodging facilities for use in such facilities (but not for retail sale at such facilities). From time to time RLHC may authorize Company to sell certain Licensed Products to specific purchasers outside the Territory. Absent an agreement with respect to such sales signed by RLHC and Company, all such sales shall be made on all of the terms and conditions set forth in this Agreement; provided, however, that Company's right to make such sales shall be non-exclusive and may be terminated by RLHC immediately upon written notice to Company. Any such termination shall not apply to orders already taken by Company in accordance with RLHC's prior authorization.

         2.  Grant of License.

         2.1. Subject to the terms and provisions hereof, RLHC hereby grants Company, and Company hereby accepts, the exclusive, non-assignable right to use the Licensed Marks for the term of this Agreement, in connection with the manufacture and sale to the trade of Licensed Products in the Territory.

         2.2. The sublicense granted herein applies solely to the use of the Licensed Marks in connection with the manufacture and sale to the trade of the Licensed Products. No use of any other trademark of RLHC, Polo or of any of their affiliates, and no use of the Licensed Marks in connection with the manufacture and sale of any other products, shall be authorized or permitted pursuant to this sublicense.

         2.3. RLHC reserves all rights granted to it under its agreements with Polo which are not expressly and exclusively granted to Company hereunder, and RLHC may grant sublicenses to others in the Territory in connection with the items of home furnishings designated in such agreements, except for the Licensed Products specifically licensed hereunder.

         2.4. It is understood and agreed that all right, title and interest in and to the Licensed Marks are reserved by Polo for its own use or for the use of any other licensee, whether within or outside the Territory, in connection with any and all products and services other than the rights granted to Company herein. Without limiting the generality of the foregoing, Company understands and agrees that RLHC or Polo may manufacture or authorize third parties to manufacture, in the Territory, Licensed Products for ultimate sale outside the Territory.

         2.5. Company shall not without RLHC's prior written approval sell any Licensed Products bearing the Mark to any third party which, directly or indirectly, sells or proposes to sell such Licensed Products outside the Territory. Company shall use its best efforts to prevent any such resale outside the Territory and shall,



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



immediately upon learning or receiving notice from RLHC that a customer is selling Licensed Products outside the Territory, cease all sales and deliveries to such customer.

         2.6. RLHC shall not, without Company's consent, grant to others the right and license to use a trademark which bears the words "Polo" or "Ralph Lauren" in connection with the Licensed Products within the Territory. To the extent that it is legally possible to do so, no license is granted hereunder for the manufacture, sale or distribution of Licensed Products to be used for publicity purposes, other than publicity of Licensed Products, in combination sales, as premiums or giveaways or to be disposed of under or in connection with similar methods of merchandising, such rights being specifically reserved for RLHC.

         2.7. Company shall not purport to grant any right, permission or sublicense hereunder to any third party, whether at common law or otherwise. In the event of any attempted assignment or sublicense by Company without RLHC's prior written consent, RLHC may at its option immediately terminate such sublicense and this Agreement by written notice to Company to such effect; any such attempted assignment or sublicense shall otherwise be null, void and of no force or effect.

         2.8. Company shall not use, or permit another person or entity in its control to use, the words "Polo" or "Ralph Lauren" as part of a corporate name or trade name and Company shall not otherwise permit use of the Licensed Marks in such a way so as to give the impression that the names "Polo" or "Ralph Lauren", or the Licensed Marks, or any modification thereof, is the property of Company.

         2.9. Company shall not have the right to use Company's name on the Licensed Products, except with the prior approval by RLHC of the use and placement of Company's name. Company shall, at the option of RLHC, include on its business materials and/or the Licensed Products an indication of the relationship of the parties hereto in a form approved by RLHC.

         2.10. Notwithstanding anything to the contrary herein contained, RLHC hereby reserves the right from time to time to authorize others to manufacture and sell Licensed Products as part of a combination sale, or premium or giveaway with certain products other than Licensed Products bearing the Ralph Lauren name.

         2.11. Company shall not without RLHC's prior written approval, directly or indirectly, manufacture, distribute, sell or advertise, during the term of this Agreement, any items which bear or are associated with any of the following trademarks: [ * * * ], or any other fashion apparel or home furnishings designer whose products are sold primarily through department store distribution. In the event that during the term hereof Company shall desire, directly or indirectly, to manufacture, distribute, sell



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



or advertise any items which bear the name or are associated with the name of any fashion apparel or home furnishings designer other than those specifically named above in markets outside of department store distribution, Company shall notify RLHC in writing of the identity of the designer and the nature of the proposed transaction not less than sixty (60) days prior to concluding an agreement with respect to such transaction, and during such period shall discuss with RLHC in good faith any reasonable concerns RLHC may have with respect thereto. The provisions of this paragraph 2.11 shall not be deemed to prohibit Company from acquiring or merging with any other entity, or engaging in any other transaction, which results in Company directly or indirectly acquiring ownership of any trademark set forth in this paragraph 2.11 or acquiring the right to use any such trademark in connection in connection with products in the same categories as Licensed Products; provided, however, that Company shall promptly notify RLHC in writing of any such transaction and RLHC shall, for sixty (60) days after its receipt of such notice, have the right to terminate this Agreement by written notice to Company, such termination to become effective thirty (30) days after the date notice of termination is received by Company.

         2.12. RLHC represents and warrants to Company that it has full legal right, power and authority to grant the sublicense hereby granted by RLHC to Company, to enter into this Agreement, to perform all of its obligations hereunder, and to consummate all of the transactions contemplated herein.

         2.13. Company represents and warrants to RLHC that it has full legal right, power and authority to enter into this Agreement, to perform all of its obligations hereunder and to consummate all of the transactions contemplated herein. Company further represents and covenants that it is now and at times shall be adequately capitalized so as to be able to conduct its operations contemplated hereunder and to meet the requirements of its suppliers in connection therewith.

         2.14. Company recognizes that there are many uncertainties in the business contemplated by this Agreement. Company agrees and acknowledges that other than those representations explicitly contained in this Agreement, if any, no representations, warranties or guarantees of any kind have been made to Company, either by RLHC, Polo or the "Design Company" (as hereinafter defined), or by anyone acting on their behalf. Without limitation, no representations concerning the value of the Licensed Products or the prospects for the level of their sales or profits have been made and Company has made its own independent business evaluation in deciding to manufacture and distribute the Licensed Products on the terms set forth herein.

         3.  Design Standards and Prestige of Licensed Products.

         3.1. Ralph Lauren ("Lauren") is an internationally famous designer who has been twice inducted into the Coty Hall of Fame for his creation and design of men's



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and women's fashions and is a creator of original designs for cosmetics, jewelry and other products. The value of the Licensed Marks is largely derived from the reputation, skill and design talents of Lauren, and Lauren, directly and through his designees, provides design services through Polo Ralph Lauren Corporation (the "Design Company").

         3.2. RLHC agrees to provide Company with the benefit of the services of PRLC in connection with the creation and design of Licensed Products, subject to the terms and provisions hereof, in order to enable Company to exploit the rights granted to it under this Sublicense Agreement and to manufacture Licensed Products in conformity with the established prestige and good will of the Licensed Marks. In the event Ralph Lauren dies or becomes incapacitated, RLHC shall continue to provide the design services of PRLC and the Company shall accept the services of PRLC. All Licensed Products manufactured or caused to be manufactured and sold by Company shall be made in accordance with the design and other information approved under this Agreement, and in all other respects in conformity with the terms hereof. In addition, RLHC shall provide the services of PRLC's sales force as set forth in paragraph 4.1 hereof.

         3.3. Company acknowledges that the Licensed Marks has established prestige and good will and is well recognized in the trade and the public, and that it is of great importance to RLHC that in the manufacture and sale of the various lines of products bearing the Licensed Marks, including the Licensed Products, the high standards and reputation Polo and Lauren have established be maintained. Accordingly, all items of Licensed Products manufactured by Company hereunder shall be of high quality workmanship with adherence to all details and characteristics embodied in the designs furnished pursuant to the provisions of this Agreement. Company shall, upon RLHC's request, supply RLHC with samples of Licensed Products (including samples of labeling and packaging used in connection therewith) prior to production and from time to time during production, and shall, at all times during the term hereof, upon RLHC's request, make its manufacturing facilities available to RLHC, Polo and/or PRLC, and shall use its best efforts to make available each subcontractor's manufacturing facilities, for inspection by representatives of RLHC, Polo and/or PRLC during usual working hours. No sales of Licensed Products as miscuts, damaged or defective merchandise shall contain any labels or other identification bearing the Licensed Marks without Polo's prior written approval.





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         4.  Marketing; Advertising.

         4.1. Except as may otherwise be agreed by RLHC and Company in writing, Licensed Products shall be marketed and sold only by RLHC or PRLC and the PRLC home collection sales group. No commission or other compensation shall be due to RLHC or PRLC in connection with such marketing and sales services, other than the royalty payments set forth herein. Company shall not offer for sale or promote the sale of Licensed Products in any manner without RLHC's prior approval. Company shall have no marketing or selling responsibility for Licensed Products, but shall be the manufacturer of all Licensed Products sold in the Territory. At Company's request, RLHC will provide Company with a list of all approved accounts it plans to sell for that season. RLHC will notify Company of any additions or deletions to the list. Company shall reserve the right to refuse to ship any customer if they do not meet Company's normal credit criteria; provided however that Company shall first notify RLHC of its decision and Company shall give RLHC the opportunity to assist in rectifying the credit situation.

         4.2. Company shall maintain the high standards of the Licensed Marks as applied to Licensed Products, in all packaging and, to the extent permitted by RLHC, promotion of the Licensed Products. Company shall not employ or otherwise release any of such packaging or other business materials relating to any Licensed Products and bearing the Licensed Marks unless and until Company shall have made a request to RLHC in writing for approval. Approval or disapproval of any such proposed use shall be given by RLHC as promptly as reasonably practicable after receipt of Company's request in connection therewith, but in all cases within twenty-one (21) business days after receipt by RLHC of Company's request; if neither approval nor disapproval has been given within such time, approval shall be deemed to have been given. Any such approval shall be effective until revoked by RLHC; provided, however, to the extent RLHC's approval relates only to a seasonal collection of Licensed Products, Company shall not thereafter use said packaging or business materials without RLHC's further approval.

         4.3. Provided approval to use the Licensed Marks as part of a specific piece of packaging or business material remains effective, it shall not be necessary to obtain prior approval for each separate, substantially similar use of the Licensed Marks containing immaterial changes from the use of the Licensed Marks so approved. Notwithstanding the foregoing, Company shall, as soon as is reasonably possible, either prior to publication, release or other public showing or immediately thereafter, deliver to RLHC a tear sheet, proof or "mock-up" of any such changed use of the Licensed Marks, which shall be subject to disapproval by RLHC; if such disapproval shall be expressed, the same shall not be used at any later time unless approval thereof shall be later obtained.




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         4.4. Anything in this Agreement to the contrary notwithstanding, as between RLHC and Company, RLHC shall have sole and exclusive right to prepare or place any and all advertising of any nature with respect to the Licensed Products. Any and all cooperative advertising campaigns supported or approved by Company shall be subject to the prior approval of RLHC. In the event RLHC during the term hereof authorizes Company to prepare and place any advertising with respect to the Licensed Products, Company shall not place any such advertising unless and until Company shall have made a request in writing to RLHC for approval of such advertising detailing the use to be made of the advertising material (e.g. TV, print, radio), and RLHC shall have approved the same in writing. Any approval granted hereunder shall be limited to use during the seasonal collection of Licensed Products to which such advertising relates and shall be further limited to the use (e.g. TV, print, radio) for which approval by RLHC was granted.

         4.5. Company shall maintain the highest quality and standards of the Licensed Products and shall exercise its best efforts to safeguard the established prestige and good will of the name Ralph Lauren and the Lauren image at least at the same level of prestige and good will as heretofore maintained. "Image", as used herein, refers primarily to quality and style of packaging, shipping, customer service, promotion, selling tools, creation and introduction of new products and types of outlets (with reference to quality of service provided by retail outlets and quality of presentation of Lauren merchandise in retail outlets). Company shall take all necessary steps, and all steps reasonably requested by RLHC, to prevent or avoid any misuse of the Licensed Marks by any of its customers, contractors or other resources.

         4.6. To the extent permitted by applicable law, RLHC may from time to time, and in writing, promulgate uniform rules and regulations to Company relating to the manner of use of the Licensed Marks. Company shall comply with such rules and regulations.

         4.7. Company agrees to make available for purchase, and to sell on its customary price, credit and payment terms, all lines and styles of Licensed Products to retail stores in the Territory bearing any trademark of Polo or its affiliates pursuant to a license from Polo or any of its affiliates and to any stores or facilities operated or owned by Polo and/or its affiliates, which are authorized to sell Licensed Products within such retail stores. Notwithstanding anything to the contrary contained herein, in the event that any such Licensed Products are not so made available by Company to such stores or facilities, and in addition to any other remedy available to RLHC hereunder, such Licensed Products may be made available to such stores by RLHC (or its affiliates or other licensees).

         4.8. Company shall offer Licensed Products for sale to employees of Polo and its licensees for the personal use of such employees at Company's regular invoice



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price to unaffiliated retail accounts.

         4.9. Company shall make a non-refundable contribution toward RLHC's advertising expenses on the first day of each year during the term hereof, as follows:

         January 1, 1998            $ [ * * * ]
         January 1, 1999            $ [ * * * ]
         January 1, 2000            $ [ * * * ]

Except as otherwise agreed, Company's contributions shall be used for consumer advertising which features Licensed Products, although such advertising may also include products of other RLHC licensees in order to reflect RLHC design concepts and lifestyles.

         5.  Trademark and Copyright Protection.

         5.1. All uses of the Licensed Marks by Company, including, without limitation, use in any business documents, invoices, stationery, advertising, promotions, labels, packaging and otherwise, shall be subject to paragraph 4 hereof and shall require RLHC's prior written consent, and all uses of the Licensed Marks by Company in advertising, promotions, labels and packaging shall bear the notation, "Ralph (Polo Player design) Lauren", the representation of the Polo Player Design, or "Ralph Lauren". Company acknowledges and agrees that its use of the Licensed Marks shall at all times be as sublicensee of RLHC for the account and benefit of RLHC, Polo and PRLC. All uses of the Licensed Marks pursuant to this Agreement shall be for the sole benefit of Polo and shall not vest in Company any title to or right or presumptive right to continue such use. For the purposes of trademark registrations, sales by Company or RLHC shall be deemed to have been made by Polo.

         5.2. Company will cooperate fully and in good faith with RLHC for the purpose of securing and preserving RLHC's and Polo's rights in and to the Licensed Marks. Nothing contained in this Agreement shall be construed as an assignment or grant to Company of any right, title or interest in or to the Licensed Marks or any of RLHC's or Polo's other trademarks, and all rights relating thereto are reserved by RLHC and Polo, relative to their respective interests therein, except for the sublicense hereunder to Company of the right to use the Licensed Marks only as specifically and expressly provided herein. Company acknowledges that only Polo may file and prosecute a trademark application or applications to register the Licensed Marks for Licensed Products.

         5.3. Company will not, during the term of this Agreement or thereafter,
(a) attack Polo's title or rights, or RLHC's rights, in and to the Licensed Marks in any jurisdiction, or attack the validity of this Sublicense or of the Licensed Marks, or (b)



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contest the fact that Company's rights under this Agreement (i) are solely those of a manufacturer or distributor, and (ii) subject to the provisions of paragraph 14 hereof, terminate upon termination of this Agreement. The provisions of this paragraph 5.3 shall survive the termination or expiration of this Agreement.

         5.4. All right, title and interest in and to all samples, sketches, designs, art work, logos and other materials furnished by or to PRLC or RLHC, whether created by PRLC, RLHC or Company, are hereby assigned in perpetuity to, and shall be the sole property of, Polo, RLHC and/or PRLC, as the case may be; provided, however, that all rights (including copyrights and design patent rights) in designs, and all sketches, artwork and other materials embodying such designs, first proposed by the Company to RLHC which are rejected by RLHC and which are not substantially similar to designs (i) first proposed by RLHC or PRLC or (ii) proposed by Company and accepted by RLHC in whole or in part for use in connection with Licensed Products, shall be owned exclusively by Company. Company will assist RLHC, Polo and PRLC, at RLHC's, Polo's or PRLC's expense, as the case may be, (provided that RLHC, Polo and/or PRLC shall not be responsible for the cost of the time and effort expended by Company's officers and employees in connection with furnishing such assistance) to the extent necessary in the protection of or the procurement of any protection of the rights of Polo or PRLC, as the case may be, to the Licensed Marks or the designs, design patents or copyrights furnished hereunder, as well as to the rights of RLHC to the same. RLHC, Polo and PRLC, as their interests may appear, may commence or prosecute any claims or suits in their own names and may join Company as a party thereto. Company shall promptly notify RLHC and Polo in writing of any uses which may be infringements or imitations by others of the Licensed Marks on articles similar to those covered by this Agreement, and of any uses which may be infringements or imitations by others of the designs, design patents and copyrights furnished hereunder, which may come to the attention of Company. As between Company and RLHC, RLHC shall have the sole right with respect to the Licensed Marks, designs, design patents and copyrights furnished hereunder, to determine whether or not any action shall be taken on account of such infringements or imitations. Company shall not institute any suit or take any action without first obtaining RLHC's written consent to do so.

         6.  Designs.

         6.1. At any time or from time to time Company shall provide RLHC with a list or lists setting forth those Licensed Products for which Company shall require designing by PRLC.

         6.2. At any time or from time to time within a reasonable period following receipt by RLHC of the aforesaid lists or lists, RLHC shall provide Company, directly or through PRLC, with PRLC's program of suggested, broad design themes and



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concepts with respect to the design of the Licensed Products ("Design Concepts")
which shall be embodied in verbal and/or written descriptions of design themes and concepts and such other detailed designs and sketches therefor, as PRLC deems appropriate. PRLC shall have full discretion with respect to the manner in which the Design Concepts shall be formulated and presented to Company but may undertake to prepare and provide finished artwork with respect to the design of Licensed Products. RLHC shall make PRLC available for consultation with Company on Design Concepts for the purpose of making such modifications to the Design Concepts as are required to meet PRLC's approval.

         6.3. PRLC may engage such employees, agents, and consultants operating under PRLC's supervision and control as it may deem necessary and appropriate.

         6.4. From time to time while this Agreement is in effect, PRLC may (a) develop or modify and implement designs from PRLC, or (b) develop and implement new designs.

         6.5. If Company wishes to prepare a design for each of its lines of Licensed Products, it shall submit to RLHC for PRLC's approval Company's proposed design therefor. PRLC may, in its sole discretion, by written notice, approve any of the designs so furnished, with such modifications as it shall deem appropriate, or it may disapprove any or all of the designs.

         6.6. All patents and copyrights on designs, and all art work, sketches, logos and other materials depicting the designs or Design Concepts shall only be applied for by PRLC, at its discretion and expense, and shall designate PRLC as the patent or copyright owner, as the case may be, thereof.

         6.7. Company shall include within its collection of Licensed Products each design designated by PRLC for inclusion therein. The foregoing notwithstanding, in the event Company is unable, in good faith and due only to physical impossibility or economic impracticability, to include within a collection of Licensed Products a particular Licensed Product which PRLC has designed or designated for inclusion in such collection, RLHC shall be entitled to authorize third parties to manufacture and sell such Licensed Products within the Territory and Company shall display and present such Licensed Products in its showroom for Licensed Products.

         7.  Design Legends:  Copyright Notice and Grant.

         7.1. All designs, and all art work, sketches, logos and other materials depicting the designs or Design Concepts created by PRLC, or created by or for Company and reviewed and approved by PRLC or developed by or for Company from Design Concepts or subsequent design concepts furnished or approved by PRLC, shall be



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subject to the provisions of this paragraph 7 and shall be owned exclusively by
PRLC.

         7.2. Company shall cause to be placed on all Licensed Products, when necessary, appropriate notices designating PRLC as the copyright or design patent owner thereof, as the case may be. Prior to use thereof by Company, the manner of presentation of said notices must be reviewed and approved in writing by PRLC.

         7.3. RLHC hereby grants to Company the exclusive right, sublicense and privilege in connection with Licensed Products in the Territory to use the designs furnished hereunder and all copyrights, if any, therein, and hereby sublicenses to Company the right to use all patents on such designs, and shall execute and deliver to Company all documents and instruments necessary to perfect or evidence such sublicense; provided, however, that all such right, title and interest therein shall revert to PRLC upon termination of this Agreement for any reason whatsoever, and Company shall thereupon execute and deliver to PRLC all documents and instruments necessary to perfect or evidence such reversions and, provided, further, that such sublicense is limited to use in connection with Licensed Products authorized to be manufactured and sold from time to time pursuant to this Sublicense Agreement. Such sublicense shall continue only during the term of this Agreement.

         8.  Licensed Products.

         8.1. Company shall, through RLHC, obtain the written approval of PRLC of all Licensed Products, by submitting a Prototype, as hereinafter defined, of each different design or model of a Licensed Product, including, but not limited to, the type and quality of materials, colors and workmanship to be used in connection therewith, prior to any commercial production thereof. In the event that PRLC rejects a particular Prototype or Prototypes, Company shall be notified of the reasons for rejection and Company may be provided with suggestions for modifying the particular Prototype or Prototypes which PRLC is rejecting. Company shall promptly correct said Prototype or Prototypes and resubmit said Prototype or Prototypes for PRLC's approval under the same terms and conditions as set forth herein with respect to the first submission of Prototypes. As used herein, the term "Prototype" shall mean any and all models, or actual samples, of Licensed Products; and the term "Final Prototype" shall mean the actual final sample of a Licensed Product from which the first commercial production thereof will be made and which has been approved by PRLC prior to the first commercial production thereof pursuant to paragraphs 8 and 9 hereof.

         8.2. The written approval of PRLC of the Prototypes for each seasonal collection shall be evidenced by a written list, signed on behalf of PRLC, setting forth those Prototypes that have been approved for inclusion in such collection. Prototypes so approved shall be deemed Final Prototypes in respect of such collection. Approval



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of any and all Prototypes as Final Prototypes shall be in the sole discretion of
PRLC. Company shall present for sale, through the showing of each seasonal collection to the trade, all Final Prototypes so approved in respect of such collection.

         8.3. The Licensed Products thereafter manufactured and sold by Company shall strictly adhere, in all respects, including without limitation, with respect to materials, colors, workmanship dimensions, styling, detail and quality, to the Prototypes approved by PRLC.

         8.4. Company shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Licensed Products. Company shall advise RLHC to the extent any Final Prototype does not comply with any such law, rule, regulation or requirement.

         8.5. Company shall make its personnel, and shall use its best efforts to make the personnel of any of its contractors, suppliers and other resources, available by appointment during normal business hours for consultation with PRLC. Company shall make available to RLHC, upon reasonable notice, marketing plans, reports and information which Company may have with respect to Licensed Products. In addition, when requested by PRLC, Company shall arrange meetings between PRLC and senior executive personnel of Company to discuss and pursue in good faith the resolution of problems encountered by PRLC in connection with this Agreement during the term hereof.

         9.  Quality of Licensed Products.

         9.1. PRLC shall have the right of approval of the styles, designs, colors, materials, workmanship and quality of all Licensed Products to insure that all Licensed Products manufactured, sold or distributed are of the highest quality and are consistent with the highest standards and reputation and established prestige and good will connected with the name "Ralph Lauren". In connection with the production of each item of Licensed Products, Company shall use only such materials as PRLC shall have previously approved pursuant to the Final Prototype with respect to such item of Licensed Products.

         9.2. In the event that any Licensed Product is, in the judgment of PRLC, not being manufactured or sold in adherence to the materials, colors, workmanship, design, dimensions, styling, detail and quality embodied in the Final Prototypes, or is otherwise not in accordance with the Final Prototypes, RLHC shall notify Company thereof in writing and Company shall promptly repair or change such Licensed Product to conform strictly thereto. If an item of Licensed Product as repaired or changed does not strictly conform to the Final Prototypes and such strict conformity



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cannot be obtained after at least one (1) resubmission, the Licensed Marks shall be promptly removed from the item, at the option of PRLC, in which event the item may be sold by Company, subject to the royalty provisions of Paragraph 10 hereof, provided it is in no way identified as a Licensed Product.

         9.3. RLHC and PRLC and their duly authorized representatives shall have the right, upon reasonable notice during normal business hours, to inspect all facilities utilized by Company (and its contractors and suppliers) in connection with the preparation of Prototypes and the manufacture, sale, storage or distribution of Licensed Products pursuant hereto and to examine Licensed Products in the process of manufacture and when offered for sale within Company's operations. Company hereby consents to examination by RLHC and PRLC of Licensed Products held by Company's customers for resale provided Company has such right of examination. Company shall take all necessary steps, and all steps reasonably requested by RLHC and PRLC, to prevent or avoid any misuse of the licensed designs by any of its customers, contractors or other resources.

         10.   Royalties.

         10.1. Company shall pay to RLHC minimum royalties each year during the term of this Sublicense Agreement. The minimum royalty

         a.       for the first year (as hereinafter defined) shall be $
                  [ * * * ]; and

         b.       for the second year shall be $ [ * * * ]; and

         c.       for the third year shall be $ [ * * * ].

Minimum royalties for each year shall be paid on a quarterly basis, beginning with the minimum royalty payment to be made for the first calendar quarter of 1998, in the manner set forth in paragraph 10.2 below. No credit shall be permitted against minimum royalties payable in any year on account of earned or minimum royalties paid in any other year and minimum royalties shall not be returnable. For the purposes of this Agreement, a "year" shall mean a period of twelve (12) months commencing on each January 1 during the term hereof.

         10.2. Company shall pay to RLHC earned royalties based on the Net Sales Price, as hereinafter defined, of all Licensed Products sold hereunder. Earned royalties shall equal [ * * * ] percent ([***]%) of the Net Sales Price of all Licensed Products sold under this Agreement, including without limitation any sales made pursuant to the terms of paragraphs 3.3, 9.2 and 14 hereof; provided, however, that no royalties shall be due with respect to sales of Licensed Products sold at a price equal to or less than [ * * * ] percent ([***]%) off the regular wholesale price (although all such discounted sales shall be separately reflected in Company's accounting statements). Company shall prepare or cause to be prepared statements of operations for each month during the term hereof, which statements shall be furnished to RLHC together with the earned royalties due for each such month on the last day of the following month. The statement and royalty payment provided on the last day of each April (for the month of March), July (for the month of June), October (for the month of September) and January (for the month of December) during the term shall also include Licensee's minimum royalty obligation for the preceding calendar quarter, less the aggregate earned royalties paid for such calendar quarter; provided, however, that any payment of minimum royalties required hereunder may be set off against any excess of earned royalties over minimum royalties in any subsequent quarter of the same year, it being the parties intent that at the end of each year during the term hereof Company shall have paid RLHC an amount equal to the greater of (i) the aggregate earned royalties for the year or (ii) the minimum royalty obligation set forth in paragraph 10.1 above. The term "Net Sales Price" shall mean the gross sales price to retailers or, with respect to Licensed Products that are not sold directly or indirectly to retailers, other ultimate consumers (as in the case of accommodation sales by Company to its employees), of all sales of Licensed Products sold under this Agreement, less trade discounts actually taken and merchandise returns. The Net Sales Price of any Licensed Products sold by Company to affiliates of Company shall, for purposes of this Agreement, be deemed to be the higher of (a) the actual gross sales price, or (b) Company's regular selling price for such Licensed Products sold to unaffiliated parties for sale at retail. Merchandise returns shall be credited in the quarterly period in which the returns are actually made.

         10.3. Company shall make a non-refundable contribution each year during the term hereof toward RLHC's travel expenses incurred with respect to design development and approval pursuant to this Agreement (including travel to mills for strike off approvals), in the amount of $40,000, which amount shall be paid together with Company's first royalty payment for each year during the term hereof as set forth in paragraph 10.2 hereof.

         10.4. If the payment of any installment of royalties is delayed for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which the same became due pursuant to paragraphs 10.1 and 10.2 hereof at the lower of the highest rate permitted by law in New York and 2% per annum above the rate of interest published from time to time by Chemical Bank, New York, New York (or any successor bank) as its reference rate, or, if such rate is not published, then the nearest equivalent rate thereto then published by Chemical Bank.

         10.5. The obligation of Company to pay royalties hereunder shall be absolute notwithstanding any claim Company may assert against RLHC, Polo, Lauren or

PRLC. Company shall not have the right to set off, compensate or make any deduction from such royalty payments for any reason whatsoever.

         10.6. In consideration of the rights granted herein, Company shall sell and timely ship to "New Stores" (as hereinafter defined) such Licensed Products as they may wish to purchase, at a discount of at least thirty-five percent (35%) off the regular wholesale price with respect to all Bedroom Products other than solid color sheets and bedding accessories with a 250 thread count ("250 sheets") and at least thirty percent (30%) off the regular wholesale price with respect to 250 Sheets and all Bathroom Products. As used herein, the term "New Stores", including the one in Oakbrook, Illinois, shall mean all full price free-standing stores operating under any service mark or tradename associated with Ralph Lauren which is opened or relocated on or after May 1, 1997, regardless of the product mix, size, location or configuration of such stores and "free-standing stores" shall mean stores which are operating as separate units not a department or sub-unit of a larger store. No royalty shall be due pursuant to paragraph 10.2 hereof with respect to any sales by Company to New Stores pursuant to this paragraph 10.6, but Company shall separately report all such sales in the accounting statements required hereunder. Also in consideration of the rights granted herein, Company shall sell and timely ship Licensed Products to "Polo Outlet Stores" (as each such term is hereinafter defined), to the extent of their requirements on a priority basis in relation to any other secondary distribution of Licensed Products, at a discount which, unless otherwise agreed by Company and RLHC, shall be equal to 25% off the regular wholesale price therefore based on a weighted average, it being understood that (i) larger discounts may be negotiated on a case-by-case basis in respect of excess and irregular inventory taking into account the age, condition and quantity of merchandise to be disposed of and (ii) smaller discounts may be negotiated in exceptional cases for products currently sold in department stores which have been merchandised to hit critical price points. All such sales shall be separately reported by Company in its accounting statements pursuant to paragraph 10.2 hereof, and such sales shall be subject to the royalty obligations set forth herein unless otherwise agreed by RLHC and Company. "Polo Outlet Stores", as used herein, shall mean all "outlet" or "factory" stores doing business under any Polo/Ralph Lauren service mark or tradename.

         11.  Accounting; Records.

         11.1. Company shall at all times keep an accurate account of all operations within the scope of this Agreement and shall prepare and furnish to RLHC full statements of operations with respect to each month in each year during the term of this Agreement within thirty (30) days of the end of such period. Such statements shall include, on a country-by-country basis, all aggregate gross sales, trade discounts, merchandise returns and the Net Sales Price of all sales of License Products for the previous month. Such statements shall be in sufficient detail to be audited from the books of Company and shall be certified by a financial officer of Company. Once each year, which may be in connection with the regular annual audit of Company's books, Company shall furnish an annual statement of the aggregate gross sales, trade discounts, merchandise returns and Net Sales Price of all sales of Licensed Products made by Company certified by the independent public accountant of Company.

         11.2 RLHC and its duly authorized representatives, on reasonable notice, shall have the right, no more than once in each year during regular business hours, for the duration of the term of this Agreement and for three (3) years thereafter, to examine the books of account and records and all other documents, materials and inventory in the possession or under the control of Company and its successors with respect to the subject matter of this Agreement. All such books of account, records and documents shall be maintained and kept available by Company for at least the duration of this Agreement and for three
(3) years thereafter. RLHC shall have free and full access thereto in the manner set forth above and shall have the right to make copies and/or extracts therefrom. If as a result of any examination of Company's books and records it is shown that Company's payments to RLHC hereunder with respect to any twelve
(12) month period were less than or greater than the amount which should have been paid to RLHC by an amount equal to two percent (2%) of the amount which should have been paid during such twelve (12) month period, Company will, in addition to reimbursement of any underpayment, with interest from the date on which each payment was due at the rate set forth in paragraph 6.3 hereof, promptly reimburse RLHC for the cost of such examination.

         11.3. Company shall provide to RLHC in the form requested such information as RLHC may reasonably request with respect to the manufacture, distribution and sale of Licensed Products.

         12.  Term.

         The initial term of this Agreement shall commence on the date hereof and shall terminate on December 31, 2000, unless earlier terminated in accordance with the terms hereof. It is expressly understood that only the company (which may be Company) whose licensed term covers the period subsequent to the expiration of this Agreement shall be entitled to receive designs for Licensed Products intended to be sold after the expiration of this Agreement, and to make presentations of such Licensed Products during the market presentation weeks that relate to such subsequent period, even if such market presentation occurs prior to the termination of this Agreement. Without limiting the generality of the foregoing, in the event the term hereof is not renewed or extended, the last season for which the Company shall be entitled to receive designs and, during the term hereof, to manufacture and sell Licensed Products shall be the [Fall 2000] season, and RLHC shall be entitled to undertake, directly or through a successor licensee, all activities associated with the design, manufacture and sale Licensed Products commencing with the [Spring 2001] season.

         13.  Default; Change of Business.

         13.1. Each of the following shall constitute an event of default ("Event of Default") hereunder;

         (i) Royalty payments are not paid when due and such default continues for more than ten (10) days after notice thereof;

         (ii) Company shall fail to timely present for sale to the trade a broadly representative and fair collection of each seasonal collection of Licensed Products designed by PRLC or Company shall fail to timely ship to its customers a material portion of the orders of Licensed Products it has accepted;

         (iii) Company fails within ten (10) days after written notice from RLHC that payment is overdue to pay for any Licensed Products or materials, trim, fabrics, packaging or services relating to Licensed Products purchased by Company from RLHC or Polo or any agent or licensee of RLHC or Polo or any other supplier of such items unless Company is in good faith contesting the amount or liability for such payment;

         (iv) If Company shall, after achieving distribution and sale of the Licensed Products throughout the Territory, thereafter fail for a consecutive period in excess of two (2) months to continue the bona fide manufacture, distribution and sale of the Licensed Product; or

         (v) If a deliberate deficiency in reported Net Sales occurs or if any other deliberate misstatements are made in reports required or requested hereunder; or

         (vi) If the quality of the Licensed Products should become lower than that in the approved Prototypes referred to in paragraph 8 hereof; or

         (vii) If Company shall use the Licensed Marks in an unauthorized or improper manner and/or if Company shall make an unauthorized disclosure of confidential information or materials given or loaned to Company by Polo, PRLC and or RLHC; or

         (viii) Company defaults in performing any of the terms of this Agreement and continue in default for a period of thirty (30) days after notice thereof (unless the default cannot be totally cured within the initial thirty (30) day period after notice and Company diligently and continuously proceeds to cure and does in fact cure such default, but within no later than ninety (90) days following such initial period); or

         (ix) Company institutes proceedings seeking relief under the Bankruptcy Code or any similar law, or consents to entry of an order for relief against it in any bankruptcy or insolvency proceeding or similar proceeding, or files a petition or answer or consents for reorganization or other relief under any bankruptcy act or other similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of it or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of the foregoing; or

         (x) Company transfers or agrees to transfer a substantial part of its property (except as provided in paragraph 13.3 below); or

         (xi) The calling of a meeting of creditors, appointment of a committee of creditors or liquidating agents, or offering of a composition or extension to creditors by, for, or of Company; or

         (xii) Company shall have failed to perform any material term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any indebtedness owing by Company, if the effect of such failure is to accelerate the maturity of such indebtedness, or to permit the holder or holders of such indebtedness to cause such indebtedness to become due prior to the stated maturity thereof, regardless of whether or not such failure to perform will be waived by the holder or holders of such indebtedness.

         13.2. If any Event of Default shall occur, RLHC, Polo or PRLC, or any of them, shall have the right, exercisable in its discretion, immediately to terminate this

Agreement and the sublicense upon ten (10) days written notice to Company of its intention to do so, and upon the expiration of such ten (10) day period, this Agreement and the sublicense, including, without limitation, all rights of Company in and to the Licensed Marks, and in and to the designs furnished or used hereunder and all copyrights therein and design patents thereon, shall terminate and come to an end without prejudice to any remedy of RLHC for the recovery of any monies (including attorneys' fees for collection) then due it under this Agreement or in respect of any antecedent breach of this Agreement, and without prejudice to any other right of RLHC, including without limitation, damages for breach to the extent that the same may be recoverable. No assignee for the benefit of creditors, receiver, liquidator, sequestrator, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of Company's assets or business shall have any right to continue the performance of this Agreement.

         13.3. During the term of this Agreement, Company shall not dissolve, liquidate or wind-up its business. In addition, Company shall not, without prior written notice to RLHC, (i) merge or consolidate with or into any other corporation, or (ii) directly or indirectly sell or otherwise dispose of all or a substantial portion of its business or assets. In the event Company sells or transfers, or suffers a sale or transfer of, by operation of law or otherwise, directly or indirectly, control of either its Sheets & Bedroom Accessories Division or its Terry Bath & Kitchen Products Division (or such other divisions as may at any time be responsible for any Licensed Products) to a third party, Company shall advise RLHC thereof in writing within ten (10) days of such sale or transfer. Such notice shall identify the name and address of the third party. Within sixty (60) days of its receipt of such notice, RLHC shall have the right to terminate this Agreement, such termination to become effective thirty (30) days after the date of notice of termination is received by Company. Subject to the next following sentence, the transfer of both the aforementioned divisions to a direct or indirect wholly-owned subsidiary of Company will not constitute a sale or transfer to a "third party" under this subparagraph. The parties agree that the acquisition of a controlling interest in Company or its direct or indirect parents by a third party shall be deemed a transfer of control of the aforesaid divisions pursuant to the first sentence of this paragraph 13.3. In addition to, and not in substitution of, its right to terminate this Agreement upon receipt of notice of any such sale or transfer of control, RLHC shall have the option to require Company to offer to the landlord of the premises at 1185 Avenue of the Americas a five-year sublease of the ninth floor on the same terms as contained in the lease therefor between the Company and the landlord, for the purpose of permitting RLHC to sublease the space from the landlord for such period and on such terms.

         14.  Disposal of Stock upon Termination or Expiration.

         14.1. Within ten (10) days following the termination of this Agreement for any reason whatsoever including the expiration of the term hereof, and on the last day of each month during the disposal period set forth in paragraph
14.2 hereof, Company shall furnish to RLHC a certificate of Company listing its inventories of Licensed Products (which defined term for purposes of this paragraph 14.1 shall include all materials, trim and packaging which are used in the manufacture and marketing of Licensed Products) on hand or in process wherever situated. RLHC shall have the right to conduct a physical inventory of Licensed Products in Company's possession or under Company's control. RLHC or RLHC's designee shall have the option (but not the obligation) to purchase from Company all or any part of Company's then existing inventory of Licensed Products upon the following terms and conditions:

         (i) RLHC shall notify Company of its or its designee's intention to exercise the foregoing option within thirty (30) days of delivery of the certificate referred to above and shall specify the items of Licensed Products to be purchased.

         (ii) The price for Licensed Products manufactured by Company or its affiliates on hand or in process shall be Company's standard cost (the actual manufacturing cost) for each such Licensed Product. The price for all other Licensed Products which are not manufactured by Company or its affiliates shall be Company's landed costs therefor. Landed costs for the purposes hereof means the F.O.B. price of the Licensed Products together with customs, duties, brokerage, freight and insurance costs.

         (iii) Company shall deliver the Licensed Products purchased within fifteen (15) days of receipt of the notice referred to in clause (i) above. Payment of the purchase price for the Licensed Products so purchased by RLHC or its designee shall be payable upon delivery thereof, provided, that RLHC shall be entitled to deduct from such purchase price any amounts owed it by Company (and/or to direct payment of any part of such merchandise to any supplier of Licensed Products in order to reduce an outstanding balance due to such supplier from Company).

         14.2. In the event RLHC chooses not to exercise the option referred to in paragraph 14.1 hereof with respect to all or any portion of Licensed Products, for a period of ninety (90) days after termination of this Agreement for any reason whatsoever, except on account of breach of the provisions of paragraphs 3, 4 or 10 hereof, Company may dispose of Licensed Products which are on hand or in the process of being manufactured at the time of termination of this Agreement, provided Company fully complies with the provisions of this Agreement, including specifically those contained in paragraphs 3, 4 or 10 hereof in connection with such disposal. Such sales shall be subject to the payment of earned royalties pursuant to paragraph 10.2. Failure by Company to timely submit the certificates of inventory as set forth in paragraph 14.1 hereof shall deprive Company of its right of disposal of stock pursuant to this paragraph 14.

         14.3. Notwithstanding anything to the contrary contained herein, in the event that upon the expiration or termination of the term hereof for any reason Company has not rendered to RLHC all accounting statements then due, and paid
(i) all royalties and other amounts then due to RLHC and (ii) all amounts then due to any affiliate of or supplier to RLHC or its affiliates (collectively, "Payments"), Company shall have no right whatsoever to dispose of any inventory of Licensed Products in any manner. In addition, if during any disposal period Company fails timely to render any accounting statements or to make all Payments when due, Company's disposal rights hereunder shall immediately terminate without notice.

         15.  Effect of Termination.

         15.1. Except for the sublicense to use the Licensed Marks and the designs furnished hereunder only as specifically provided in this Agreement, Company shall have no right, title or interest in or to the Licensed Marks, the designs furnished hereunder and design patents thereon, and all copyrights licensed hereby. Upon and after the termination of this sublicense, all rights granted to Company hereunder, including without limitation all right, title and interest in or with respect to all designs, art works, sketches and other materials depicting or relating to the Licensed Products, together with any interest in and to the Licensed Marks Company may acquire, shall forthwith automatically and without further action or instrument be assigned to and revert to Polo, PRLC and RLHC, as their interests may appear. Company will execute any instruments requested by RLHC to accomplish or confirm the foregoing. Any such assignment, transfer or conveyance shall be without consideration other than the mutual agreements contained herein. RLHC shall thereafter be free to license to others the use of the Licensed Marks in connection with the manufacture and sale of the Licensed Products covered hereby, and Company will, except as specifically provided in paragraph 14 hereof, (i) refrain from any further use of the Licensed Marks or any reference to it, direct or indirect, or anything deemed by RLHC or Polo to be similar to the Licensed Marks, (ii) refrain from further use of any of the Design Concepts, and (iii) refrain from manufacturing, selling or distributing any products (whether or not they bear the Licensed Marks) which are confusingly similar to, or derived from, the Licensed Products or Design Concepts, in connection with the manufacture, sale or distribution of Company's products. Upon termination of this Agreement, Company shall forthwith cease the use of the words "Ralph Lauren" and/or the Polo Player Design in any and all respects. It is expressly understood that under no circumstances shall Company be entitled, directly or indirectly, to any form of compensation or indemnity from RLHC, Lauren, Polo, PRLC or their affiliates, as a consequence to the termination of this Agreement, whether as a result of the passage of time, or as the result of any other cause of termination referred to in this Agreement. Without limiting the generality of the foregoing, by its execution of the present Agreement, Company hereby waives any claim which it has or which it may have in the future against RLHC, Polo, PRLC, Lauren or their affiliates, arising from any alleged goodwill created by Company for the benefit of any or all of the said parties or from the alleged creation or increase of a market for Licensed Products.

         15.2. Notwithstanding any termination or expiration of this Agreement (whether by reason of the expiration of the stated term of this Agreement, by earlier termination of this Agreement pursuant to paragraph 13 hereof, or otherwise) (a) RLHC shall have and hereby reserves all rights and remedies which it may have, at law or in equity, with respect to the collection of royalties or other funds payable by Company pursuant to this Agreement and the enforcement of all rights relating to the establishment, maintenance or protection of the Licensed Marks and the designs furnished hereunder, and (b) Company and RLHC shall continue to have rights and remedies with respect to damages for breach of this Agreement on the part of the other.

         16.  Remedies.

         Company acknowledges and admits that there would be no adequate remedy at law for its failure (except as otherwise provided in paragraph 14 hereof) to cease the use of the Licensed Marks, or the designs, or the manufacture and sale of the Licensed Products covered by this Agreement at the termination or expiration hereof, and Company agrees that in the event of such failure RLHC, Polo and PRLC, or any of them, shall be entitled to equitable relief by way of temporary and permanent injunction and such other and further relief as any court with jurisdiction may deem just and proper. Such relief shall be in addition to and not in substitution of any other remedies available to RLHC, Polo and PRLC, or any of them, pursuant to this Agreement or otherwise.

         17.  Certain Employees.

         17.1 At all time during the term of this Agreement, Company shall employ seven individuals, each of which shall be approved in advance by RLHC, and who shall be subject to RLHC's continuing approval through the term hereof, whose sole responsibility shall be for the following aspects of the business contemplated hereunder:

         a.  Vice President -- oversees entire RLHC-related operation
         b.  Business Manager -- for Bedroom Products
         c.  Business Manager -- for Bathroom Products
         d.  Marketing Manager -- for all Licensed Products
         e.  Sourcing Manager -- for all Licensed Products
         f.  Planner -- for Bedroom Products
         g.  Planner -- for Bathroom Products

         17.2. During at least the first year of the term hereof, Company shall employ a CADCAM operator approved in advance by RLHC who shall be entirely dedicated to the development of Licensed Products and shall be located in the RLHC design department. Upon the expiration of the first year of the term hereof, Company and RLHC shall consult with each other in good faith regarding whether or not the position for such CADCAM operator should be continued.

         18.  Indemnity.

         18.1. RLHC shall indemnify and hold harmless Company from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto) which Company is or becomes liable for, or may incur solely by reason of its use within the Territory, in strict accordance with the terms and conditions of this Agreement, of the Licensed Marks or the designs furnished to Company by RLHC or PRLC, to the extent that such liability arises through infringement of another's design patent, trademark, copyright or other proprietary rights; provided that Company gives RLHC prompt notice of, and full cooperation in the defense against, such claim. If any action or proceeding shall be brought or asserted against Company in respect of which indemnity may be sought from RLHC under this paragraph 18.1, Company shall promptly notify RLHC thereof in writing, and RLHC shall assume and direct the defense thereof. Company may thereafter, at its own expense, be represented by its own counsel in such action or proceeding. RLHC's liability pursuant to this paragraph 18.1 shall be limited to and offset against the aggregate of all royalties (whether minimum or earned) heretofore paid by Company to RLHC hereunder.

         18.2. To the extent not inconsistent with paragraph 18.1 hereof, Company shall indemnify and save and hold RLHC, Polo, PRLC and Lauren, individually, harmless from and against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in actions involving third parties or between the parties hereto), which they, or any of them, are or become liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Company or any of its servants, agents or employees in connection with Company's performance of this Agreement, including Company's use of Company's own designs, in connection with Licensed Products manufactured by or on behalf of Company or otherwise in connection with Company's business.

         18.3. Company shall carry product liability insurance with limits of liability in the minimum amount, in addition to defense costs, of $3,000,000 per occurrence and $3,000,000 per person and RLHC, Polo, PRLC and Ralph Lauren, individually, shall be named therein as insureds, as their interests may appear. Company shall, promptly after the signing of this Agreement, deliver to RLHC a certificate of such insurance from the insurance carrier, setting forth the scope of coverage and the limits of liability and providing that the policy may not be canceled or amended without at least thirty (30) days prior written notice to RLHC, Polo, PRLC and Lauren.

         19.  Disclosure.

         RLHC and Company, and their affiliates, employees, attorneys and accountants, shall hold in confidence and not use or disclose, except as permitted by this Agreement, (i) confidential information of the other, or (ii) the terms of this Agreement, except upon consent of the other or pursuant to or as may be required by law, or in connection with regulatory or administrative proceedings and only then with reasonable advance notice of such disclosure to the other. Company shall take all reasonable precautions to protect the secrecy of the designs, art work, sketches and other materials used pursuant to this Agreement prior to the commercial distribution or the showing of samples for sale, and shall not sell any merchandise employing, or adapted from or resulting from the use of any such designs, art work, sketches or other material, except under the Licensed Marks. All press releases and other public announcements shall be subject to the prior approval of RLHC. Every request for a statement, release or other inquiry shall be sent in writing whenever practicable to the advertising/publicity director of RLHC for handling.

         20.  Brokers.

         Each of RLHC and Company hereby represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated hereby, and agrees to indemnify the other and hold it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby, insofar as such liabilities shall be based on the arrangements or agreements made by it or on its behalf.

         21.  Manufacture; Distribution; Sale.

         Consistent with the high quality and prestige of the Licensed Marks and products manufactured by, or under license from, Polo and its affiliates, Company undertakes, during the term hereof, diligently to manufacture and sell each and every Licensed Product listed in Schedule A, to use its best efforts to create a demand therefor, supply such demand, and maintain adequate arrangements and facilities for the distribution of Licensed Products throughout the Territory. As an essential part of its distribution program, Company agrees to maintain adequate inventories (consistent with good industry practice) of all such Licensed Products at distribution points adequate to satisfy the requirements of its customers for a full line of such Licensed Products and to expedite the delivery thereof.

         22.  Showroom; Samples.

         22.1 Company shall display its Licensed Products at the showroom to be jointly operated and maintained by RLHC and Company on the ninth floor at 1185 Avenue of the Americas (hereinafter referred to as the "Home Collection Showroom" or "Showroom"). Company shall also display at the Home Collection Showroom products other than Licensed Products which comprise the Ralph Lauren Home Collection and which are manufactured by other sublicensees of RLHC. The parties acknowledge that it is of substantial benefit to the Company that the "Collection" be displayed and sold as an entirety in order to create the greatest demand for all Collection products, including Licensed Products, and to promote the image of the Collection as a complete Ralph Lauren lifestyle of products.

         22.2 Notwithstanding the provisions of paragraph 10.5 of this Agreement, Company shall be entitled to deduct from earned royalties due each month pursuant to paragraph 10.2 hereof one-twelfth (1/12) of the annual "Qualified Showroom Expenses" (as hereinafter defined) for providing space and maintaining the Home Collection Showroom referred to in paragraph 22.1 hereof. The term "Qualified Showroom Expenses" shall mean the proportionate share (based on the square feet of space actually occupied by RLHC) for rent and leasehold operating expenses (i.e. building, utilities, water, taxes and cleaning, etc.) computed on a basis consistent with current practices as of the execution of this Agreement with respect to such Showroom. The term "Qualified Showroom Expenses" shall exclude, however, any allocable cost of 600 square feet of storage space which Company shall make available without charge at 1185 Avenue of the Americas for storage of samples and stock, and exclude all other basement space which RLCH may occupy from time-to-time pursuant to a separate agreement with Company. In addition to the foregoing, Company shall be entitled to deduct from monthly earned royalties $2,000 for office services provided by WestPoint Stevens Inc. to the Home Collection Showroom. Company shall, upon request, make available for inspection by RLHC records



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



substantiating the charges for rent, leasehold operating expenses and office services.

         22.3 Together with each quarterly royalty remittance, the Company shall submit to RLHC a separate statement, certified by a financial officer of the Company, setting forth the computation of the Qualified Showroom Expenses and charges for office services for the then-ended quarter. Within sixty (60) days of the end of each year, Company shall submit to RLHC a statement setting forth in reasonable detail the total Qualified Showroom Expenses for the year then ended. If during the year Company shall have deducted in excess of the actual total Qualified Showroom Expenses, Company's statement shall be accompanied by a check in the amount of such excess. If there shall have been a shortage of the aggregate deductions in relation to the total Qualified Showroom Expenses and office service charges, RLHC shall, within fifteen (15) days of its receipt of Company's statement, remit a check in the amount of the shortage.

         22.4 Upon the expiration of this Agreement, at RLHC's option, exercisable by notice in writing to Company given no later than 90 days prior to such expiration, Company shall, subject to the approval of, and under the terms and conditions required by, Company's landlord, continue to maintain and operate the Home Collection Showroom with RLHC for a period not to exceed three (3) months following such expiration, during which time RLHC may show and sell the Ralph Lauren Home Collection in such showroom. In the event this Agreement is terminated by RLHC as a result of an Event of Default on the part of the Company, RLHC shall be entitled to request in writing, given simultaneously with its notice of termination to Company, that Company continue to maintain and operate the Home Collection Showroom with RLHC for a period of up to twelve (12) months after such termination. To the extent that RLHC requests an extension hereunder, Company shall request approval therefor from its landlord. RLHC shall on the first of each month of any such extension remit to Company one-twelfth of the annual Qualified Showroom Expenses for maintaining and operating such showroom, adjusted according to the terms and conditions required by the landlord, if any, and the parties shall at the end of each three-month period reconcile the aggregate amount actually paid by RLHC in relation to the total of the actual Qualified Showroom Expenses, as adjusted.

         22.5 Company shall provide, at no charge, samples for the Home Collection Showroom and for advertising and editorials relating to Licensed Products. All normal expenses with respect to shipping shall be the responsibility of Company and Company may, at its option, insure the samples for risk of damage or loss (including by theft) during shipment and while at the RLHC showroom, but RLHC shall have no liability with respect thereto. All items will be inventoried by RLHC and, at RLHC's discretion, (i) held in storage for future use, (ii) sold at sample sales, or (iii) returned to Company at Company's expense. In the event of a sale at a sample sale, RLHC shall remit to Company, within forty-five (45) days thereof, fifty percent (50%) of the



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profits therefrom. In addition, Company shall supply at its own expense, such samples as may be reasonably necessary for RLHC salesmen.

         23.  Miscellaneous.

         23.1. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been properly given or sent (i) on the date when such notice, request, consent or communication is personally delivered and acknowledged, or (ii) five (5) days after the same was sent, if sent by certified or registered mail, or (iii) one (1) day after the same was sent, if sent by overnight courier delivery or confirmed telecopier as follows:

         (a)      If to RLHC addressed as follows:

                           Ralph Lauren Home Collection, Inc.
                           103 Foulk Road
                           Wilmington, Delaware, 19899
                           Attention: President
                           Telecopier: 302.652.8667

         (b)      With a courtesy copy to:

                           Victor Cohen, Esq.
                           650 Madison Avenue
                           New York, New York 10022
                           Telecopier: 212.318.7183

         (c)      If to Company, addressed as follows:

                           WestPoint Stevens, Inc.
                           1185 Avenue of the Americas
                           New York, New York 10036
                           Attention: Mr. Thomas Ward
                           Telecopier: 212.930.3876





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



         (d)      With a courtesy copy to:

                           WestPoint Stevens, Inc.
                           1185 Avenue of the Americas
                           New York, New York 10036
                           Attention: Assistant General Counsel
                           Telecopier: 212.930.3898

Anyone entitled to notice hereunder may change the address to which notices or other communications are to be sent to it by notice given in the manner contemplated hereby.

         23.2. Nothing herein contained shall be construed to place Company, RLHC, Polo and/or PRLC in the relationship of partners or joint venturers, and neither Company, RLHC, Polo nor PRLC shall have the power to obligate or bind any other party in any manner whatsoever, except as expressly provided herein.

         23.3. None of the terms hereof can be waived or modified except by an express agreement in writing signed by the party to be charged. The failure of either party hereto to enforce, or the delay by either party in enforcing, any of its rights hereunder shall not be deemed a continuing waiver, modification hereof, or a waiver of any other right or remedy hereunder, and either party may, within the time provided by applicable law, commence appropriate legal proceedings to enforce any and all such rights. All rights and remedies provided for herein shall be cumulative and in addition to any other rights or remedies such parties may have at law or in equity. Either party hereto may employ any of the remedies available to it with respect to any of its rights hereunder without prejudice to the use by it in the future of any other remedy with respect to any such rights. Except as provided herein, no person, firm or corporation, other than the parties hereto, shall be deemed to have acquired any rights by reason of anything contained in this Agreement.

         23.4. RLHC may assign all or any portion of the royalties payable to it hereunder, as designated by RLHC, and in addition, RLHC may assign all of its rights, duties and obligations hereunder to any entity to which the Licensed Marks, or the right to use the Licensed Marks, has been transferred, or to an affiliate of any such entity. The rights granted to Company are personal in nature, and neither this Agreement nor the sublicense may be assigned by Company without the prior written consent of RLHC, Polo and PRLC. Company may employ subcontractors for the manufacture of the Licensed Products with the prior approval of RLHC, provided, however, that (i) Company shall not employ any subcontractor for the manufacture of Licensed Products until such subcontractor has executed a Trademark and Design Protection Agreement for the benefit of RLHC in such form as RLHC may require, (ii) Company shall maintain appropriate quality controls and such subcontractors shall



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



comply with the quality requirements of this Agreement and (iii) Company shall not itself sell or otherwise dispose of, and shall be responsible for preventing all subcontractors from selling or otherwise disposing of, any seconds, irregulars or rejected merchandise except with RLHC's prior written consent.

         23.5. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         23.6. Company shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the operations of Company contemplated hereby, including, without limitation, as they relate to the manufacture, distribution, sale or promotion of Licensed Products, notwithstanding the fact that RLHC may have approved such item or conduct.

         23.7. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed therein without regard to principles of conflict of laws.

         23.8 The parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York and of any of the courts of the Southern District of New York and of any of the courts of the State of New York located within the Southern District in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered as provided in paragraph 23.1 hereof.

         23.9. Provisions of this Agreement are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such provision, or part thereof, in such jurisdiction and shall not in any manner affect such provision in this Agreement in any other jurisdiction.

         23.10. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         23.11. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.





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



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused the same to be executed by a duly authorized officer on the day and year first set forth above.

                                    RALPH LAUREN HOME COLLECTION, INC.


                                    By:   /s/ David C. Eppes
                                            Title: Vice President


                                    WESTPOINT STEVENS, INC.


                                    By:    /s/ Thomas J. Ward
                                            Title: President



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


                                   SCHEDULE A
                               "LICENSED PRODUCTS"
                           (pursuant to paragraph 1.1)


         1.  Bathroom Products consisting of:

                  (a)       bath towels (non-embellished)
                  (b)      bath sheets (non-embellished)
                  (c)      fingertip towels (non-embellished)
                  (d)      hand towels (non-embellished)
                  (e)      face cloths (non-embellished)
                  (f)      tub mats
                  (g) men's and women's robes made from towels, it being understood that Company's rights with respect to robes shall be non-exclusive and shall be limited to the sale of robes in the same departments of stores in which other Licensed Products are sold.

         2.  Bedroom Products consisting of:

                  (a)      sheets
                  (b)      pillow cases (but not pillows)
                  (c) The following bedroom products to the extent they match sheets that are made under license from Polo:

                           (1)      shams
                           (2)      ruffles
                           (3)      comforters
                           (4)      bedspreads
                           (5)      bed skirts
                           (6)      night spreads
                           (7)      comforter and blanket covers
                           (8)      European squares
                           (9)      valances and draperies
                           (10)     flocked blankets



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